Exhibit 15.3

Securities and Exchange Commission

100 F Street, N.E.

Washington D.C. 20549

June 25, 2010

Re: 3SBio Inc.

Dear Sirs:

We were previously principal accountants for 3SBio Inc. (“the Company”) and, under the date of April 21, 2009, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2007 and 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008. On May 5, 2009, we were dismissed.

We have read the Company’s statements included under item 16F of its December 31, 2009 annual report on Form 20-F, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that: “The audit committee of our board of directors approved both the engagement of Ernst & Young Hua Ming and the dismissal of KPMG” and “During the years ended December 31, 2007 and 2008, and the subsequent interim period through May 5, 2009, neither we nor anyone on our behalf consulted with Ernst & Young Hua Ming concerning (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and Ernst & Young Hua Ming concluded that neither any written report nor any oral advice was provided to us that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a disagreement with the former auditors or a reportable event.”

Yours faithfully

/s/ KPMG

KPMG

Hong Kong, China